Rule 424(b)(3)
                                                File No. 33-61481

Pricing Supplement No. 0152               Dated: October 28, 1996
(To Prospectus dated November 2, 1995 and
Prospectus Supplement dated November 2, 1995)

                     XEROX CREDIT CORPORATION
                   Medium-Term Notes, Series E
           Due Nine Months or More From Date of Issue
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                              GENERAL
__________________________________________________________________

Principal Amount: $25,000,000
Issue Price: 100% of Principal Amount (see below under "If as
  Principal" if Agent is acting as Principal)
Agent's Discount or Commission: None
Net proceeds to Company: $25,000,000 (100% of Principal Amount) Original Issue Date (Settlement Date): November 21, 1996
Maturity Date: November 21, 2011
Agent: Bear, Stearns & Co. Inc.
Agent's capacity: / / As Agent
                  /X/ As Principal (see below)
  If as Principal:
  /X/ The Note is being offered at varying prices related to prevailing market prices at the time of resale.
  / / The Note is being offered at a fixed initial public
      offering price of   % of Principal Amount.
Form: /X/ Book Entry      / / Certificated
Specified Currency: U.S. Dollars
Authorized Denominations: $1,000
  Integral Multiples in excess thereof: $1,000
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                             INTEREST
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/X/ Fixed Rate Note (other than Amortizing or Zero-Coupon Note):
    Fixed Rate of:

    From and including       To, but excluding      Rate per annum
    ------------------       -----------------      --------------

    November 21, 1996        November 21, 1997       7.40%
    November 21, 1997        November 21, 1998       7.40%
    November 21, 1998        November 21, 1999       7.45%
    November 21, 1999        November 21, 2000       7.50%
    November 21, 2000        November 21, 2001       7.55%
    November 21, 2001        November 21, 2002       7.60%
    November 21, 2002        November 21, 2003       7.65%
    November 21, 2003        November 21, 2004       7.70%
    November 21, 2004        November 21, 2005       7.75%
    November 21, 2005        November 21, 2006       7.80%
    November 21, 2006        November 21, 2007       7.85%
    November 21, 2007        November 21, 2008       8.00%
    November 21, 2008        November 21, 2009       8.50%
    November 21, 2009        November 21, 2010       9.00%
    November 21, 2010        Maturity               10.00%

Interest on the Note will be calculated on a 30/360 basis and will be payable semiannually on the 21st day of each May and November, commencing May 21, 1997, through and including the date of Maturity (each, an "Interest Payment Date"), and the Regular Record Date in respect of each Interest Payment Date will be the sixth day (whether or not a Business Day) of the month in which such Interest Payment Date occurs.
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    EARLY REDEMPTION AND/OR REPAYMENT, AND OPTIONAL EXTENSION
          OF MATURITY DATE, RESETS AND PAYMENT CURRENCY
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Early redemption at Company's option:
  / / No    /X/ Yes  (See below)

  Redemption date(s): Each Interest Payment Date, commencing
    November 21, 1998
  Redemption price(s): 100% of the principal amount of the Note Other provisions: The Note may be redeemed only in whole and not in part, and upon at least 30 days prior notice to the Holder of the Note.

Early repayment at Holder's option:
  /X/ No    / / Yes

Option to extend Maturity Date:
  /X/ No    / / Yes

Option to reset interest rate:
  /X/ No    / / Yes
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                            ATTACHMENT
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None.